Exhibit 21

List of Subsidiaries of the Registrant

Acorda Therapeutics Limited (UK)

Acorda Therapeutics Ireland Limited (Ireland)

Biotie Therapies AG (Switzerland)

Biotie Therapies, LLC. (Delaware)

Civitas Therapeutics, Inc. (Delaware)

Neuronex, Inc. (Delaware)

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Note: Acorda Therapeutics, Inc. subsidiaries may conduct business under the Acorda name as well as under their entity name or variants thereof. Acorda Therapeutics Limited and Neuronex, Inc. are dormant entities without any operations and holding no or de minimis assets.